Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-204041 and 333-204042 on Form S-3, Registration Statement No. 333-181362, 333-195337 and 333-204043 on Form S-8 of our report dated February 29, 2016, relating to the financial statements and financial statement schedule of Otter Tail Corporation and its subsidiaries, and the effectiveness of Otter Tail Corporation and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Otter Tail Corporation and its subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Minneapolis, MN

February 29, 2016